PLANTRONICS, INC.
TRANSITION AGREEMENT
This Transition Agreement (“Transition Agreement”) is made by and between Richard R. Pickard (“Executive”) and Plantronics, Inc. (the “Company”) collectively referred to as the “Parties,” as of September 6, 2016 (the “Transition Period Commencement Date”):
RECITALS
WHEREAS, Executive is employed by the Company as Vice President, Legal, General Counsel and Secretary pursuant to the terms of an offer letter between Executive and the Company dated May 31, 2001 and an employment agreement between Executive and the Company signed July 6, 2001 and Executive and the Company have entered into a Change of Control Severance Agreement effective as of July 1, 2014 (the “Change of Control Agreement”);
WHEREAS, Executive will be stepping down from his role as Vice President, Legal, General Counsel and Secretary effective October 2, 2016 (the “Transition Date”);
WHEREAS, the Company desires to have Executive remain employed following the Transition Date to help his successor transition into Executive’s role, to help to manage the antitrust litigation with GN Netcom and to provide additional services to the Company as may be mutually agreed;
WHEREAS, if Executive remains employed with the Company through the Transition Date, then Executive will be entitled to the severance benefits set forth in Section 2 below, subject to Executive executing and not revoking the Supplemental Separation Agreement attached hereto as Exhibit A (the “Supplemental Separation Agreement”), in accordance with the terms below; and
WHEREAS, the Parties, and each of them, wish to set forth the terms of Executive’s continued employment through his separation from the Company and to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Executive may have against the Company as defined herein.
NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:
COVENANTS
1.    Transition; Compensation and Benefits During the Transition Period; Compensation and Benefits During the Continuing Employment Period; Termination Date; Employment Status.
(a)    Transition. From the Transition Period Commencement Date through the Transition Date (the “Transition Period”), the Parties agree that Executive will continue to be employed pursuant to the current terms of his employment, as amended by this Transition Agreement. Prior to the Transition Date, Executive will continue in his role as Vice President, Legal, General Counsel and Secretary on a full-time basis, continuing to report to Pam Strayer, Senior Vice President and Chief Financial Officer. Effective as of the Transition Date, Executive will be deemed to have resigned from his position as Vice President, Legal, General Counsel and Secretary and officer of the Company, and from any director or officer positions with respect to any subsidiaries of the Company. Executive agrees to execute any documents as necessary or desirable to effect any such resignations. Following the Transition Date and through the Actual Termination Date (the “Continuing Employment Period”), Executive shall remain employed by the Company on a part-time basis, engaging in activities relating to the transition of his duties as Vice President, Legal, General Counsel and Secretary to his successor, as well as providing services relating to the GN Netcom antitrust litigation and any other matters that the parties may mutually agree upon, reporting to Pam Strayer, Senior Vice President and Chief Financial Officer. During the Continuing Employment Period, it is anticipated that Executive will work an approximate 33% work schedule. Given the nature of a part-time work schedule, the Parties agree to work in good faith to coordinate the time during which Executive will provide services hereunder and the Company acknowledges that Executive will have personal and other obligations outside of his duties and obligations hereunder that may constrain the times during which he will be able to provide services hereunder.
(b)    Indemnification. During the Transition Period Executive will continue to have rights to indemnification to the maximum extent permitted under the Company’s Articles of Incorporation or Bylaws, pursuant to contract, and applicable law. During the Continuing Employment Period Executive will continued to have the same rights to indemnification as applied to him during the Transition Period.
(c)    Compensation and Benefits During the Transition Period.
(i)    During the Transition Period, the Company will continue to pay Executive as compensation for his services his current base salary at the annualized rate of $385,800 (the “Current Base Salary”). The Current Base Salary will be paid in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.
(ii)    During the Transition Period and subject to Section 2(c) of this Agreement, Executive will not be eligible to participate in any bonus plan or program sponsored by the Company and it is the Parties expectation that Executive will not be granted any new equity awards during the Transition Period.
(iii)    Following the Transition Period Commencement Date, Executive’s outstanding equity awards will continue to vest during the period Executive provides employment or consulting services to the Company, subject to the terms and conditions of the equity incentive plan and the equity award agreement under which each such equity award was granted. The Parties acknowledge and agree that there will be no break in Executive’s service to the Company between the Transition Date and the commencement of the Continuing Employment Period.
(iv)    During the Transition Period, Executive will continue to be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other executive officers of the Company, except with respect to participation in the bonus arrangements and equity program referred to in Section 1(c)(ii) above, subject to the satisfaction of any eligibility requirements. Executive’s health insurance benefits (including medical, dental and vision) will cease on the last day of October 2016 (or, if earlier, on the last day of the month in which the Actual Termination Date as defined in Section 1(e) below occurs), subject to Executive’s right to continue his health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). During the Transition Period, Executive will continue to be subject to the Company’s Exempt Time Off program as then in effect and will not accrue vacation pursuant to the terms of that program. The Company reserves the right to cancel or change any benefit plans and programs it offers to its officers or employees at any time.
(v)    During the Transition Period, Executive will continue to be eligible for the benefits set forth in the Change of Control Agreement upon the terms set forth therein. Following the Transition Date, Executive will not be entitled to receive any severance or other benefits pursuant to the terms of the Change of Control Agreement.
(d)    Compensation and Benefits During the Continuing Employment Period.
(i)    During the Continuing Employment Period, the Company will pay Executive as compensation for his services a base salary at the annualized rate of $120,000 (the “Continuing Base Salary”). The Continuing Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.
(ii)    During the Continuing Employment Period, Executive will not be eligible to participate in any bonus plan or program sponsored by the Company and it is the Parties expectation that Executive will not be granted any new equity awards during the Continuing Employment Period.
(iii)    Executive’s equity awards will continue to vest during the Continuing Employment Period in accordance with the applicable vesting schedule(s) and the terms and conditions of the equity incentive plan and the equity award agreement under which such equity awards were granted. Upon the Actual Termination Date, Executive’s outstanding equity awards will vest as to the number of shares subject to such awards that would have otherwise vested through the Actual Termination Date as if the equity awards were vesting on the monthly anniversary of the vesting commencement date applicable to each such award as to a pro-rata number of shares based on the length of the term of the original vesting schedule, less the number of shares subject to such awards that have previously vested pursuant to the awards’ respective original vesting schedules. Following the Actual Termination Date, and after giving effect to the vesting referenced in this Section 1(d)(iii), any unvested equity awards will terminate.
By way of example only, if Executive had been granted an award of 4,800 shares of restricted stock on January 1, 2015, which vested as to 1,200 shares on January 1 of 2016, 2017, 2018 and 2019, respectively, then assuming the Actual Termination Date is June 1, 2017, then, subject to the other terms and conditions of this Agreement, the restricted stock award would vest as to an additional 500 shares (that is, the restricted stock award will be considered to have vested as to 100 shares on the first day of each calendar month following the vesting commencement date applicable to such award).
(iv)    During the Continuing Employment Period, Executive will continue to be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company, subject to the satisfaction of any eligibility requirements, provided that he will not be eligible to participate in any bonus plan or program sponsored by the Company and it is the Parties expectation that Executive will not be granted any new equity awards during the Continuing Employment Period. Executive understands the Company’s employee benefit plans have minimum hour requirements for eligibility to participate and under their current terms, Executive will not be eligible to participate in the following Company employee benefit plans based on his reduced work schedule during the Continuing Employment Period: medical, dental, vision, health flexible spending account (with respect to additional contributions only), 401(k) Plan (with respect to additional contributions only and beginning January 1, 2017), basic life and basic accidental death and dismemberment insurance coverage. The Company reserves the right to cancel or change any benefit plans and programs it offers to its officers or employees at any time and the Company is under no obligation to modify its existing employee benefit plans or adopt new employee benefit plans to provide Executive continuing employee benefits coverage. During the Continuing Employment Period, Executive will continue to be subject to the Company’s Exempt Time Off program as then in effect and will not accrue vacation pursuant to the terms of that program.
(e)    Termination Date. Executive’s termination date will occur on a date to be agreed upon between Executive and the Company, or earlier as provided in Section 1(f) (the date of Executive’s actual termination of employment with the Company, the “Actual Termination Date”).
(f)    Employment Status. Executive is free to terminate his employment at any time prior to the Actual Termination Date, for any reason or for no reason. Similarly, the Company is free to terminate Executive’s employment at any time prior to the Actual Termination Date, for any reason or for no reason.
2.    Cash Payments. If Executive remains employed with the Company through the Transition Date or dies or becomes Disabled prior to the Transition Date, then, subject to Executive (or his personal representative or estate) executing and not revoking the Supplemental Separation Agreement, which must (i) be executed on or following the Transition Date, and (ii) become effective and irrevocable no later than the sixtieth (60th) day following the Transition Date (the “Supplemental Release Deadline”), Executive (or his personal representative or estate) will receive the following:
(a)    A lump sum payment equal to $385,800, which represents twelve (12) months of Executive’s Current Base Salary, less applicable withholdings, payable within ten (10) calendar days following the effective date of the Supplemental Separation Agreement;
(b)    A lump sum payment equal to $8,280, which represents twelve (12) months of Executive’s automobile allowance, less applicable withholdings, payable within ten (10) calendar days following the effective date of the Supplemental Separation Agreement;
(c)    A lump sum payment, less applicable withholdings, equal to the bonus Executive would have otherwise been eligible to receive under the Company’s 2017 Associate Incentive Plan, assuming he had remained employed with the Company through the bonus payment date and assuming performance goals were achieved at target levels under the Company’s 2017 Associate Incentive Plan (the “2017 Bonus Amount”). The actual amount of the 2017 Bonus Amount to be paid to Executive will be prorated and will be determined by multiplying (x) the 2017 Bonus Amount by (y) a fraction, the numerator of which is the number of days that have passed since the commencement of the 2017 fiscal year through the Transition Date and the denominator of which is 365. For avoidance of doubt, if Executive remains employed to the Transition Date Executive will have worked for two of the four quarters of the Company’s fiscal year and shall be entitled to half of his target bonus or $96,450 payable at the same time as bonuses are paid to other senior executives of the Company, but in no event (i) prior to the date the Supplemental Separation Agreement becomes effective and irrevocable, and (ii) after the fifteenth day of the third month following the end of the Company’s 2017 taxable year.
(d)    A lump sum payment equal to 150% of: (A) the monthly premium that Executive would be required to pay to continue Executive’s group plan coverage under COBRA at the rates in effect on the date of the Transition Date, multiplied by (B) twelve (12), which payment will be made regardless of whether Executive elects COBRA continuation coverage, less applicable withholdings, payable within ten (10) calendar days following the effective date of the Supplemental Separation Agreement.
(e)    A lump sum payment equal to $11,574, which represents the Company contribution Executive would have been entitled to receive under the Company’s 401(k) Plan, less applicable withholdings, payable within ten (10) calendar days following the effective date of the Supplemental Separation Agreement.
(f)    For these purposes of this Section 2, Executive will be considered to have become “Disabled” if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
(g)    If the Supplemental Separation Agreement does not become effective and irrevocable by the Supplemental Release Deadline, Executive will forfeit any right to severance payments or benefits under this Transition Agreement. In no event will severance payments or benefits be paid or provided until the Supplemental Separation Agreement actually becomes effective and irrevocable. Any severance payments that would have been made to Executive prior to the Supplemental Separation Agreement becoming effective and irrevocable will be paid to Executive no later than the first Company payroll date on or following the Supplemental Release Deadline and the remaining payments will be made as provided in this Transition Agreement.
(h)    For avoidance of doubt, (A) if Executive resigns from or otherwise voluntarily terminates his employment with the Company for any reason prior to the Transition Date, he will not be entitled to any severance payments pursuant to this Section 2 or otherwise, and (B) Executive’s rights and entitlements to payments under this Section 2 are not conditioned or otherwise subject to Executive providing services to the Company following the Transition Date.
3.    Salary & Other Compensation Acknowledgments. Executive acknowledges and represents that the Company has paid Executive all salary, wages, bonuses, commissions and any and all other compensation and benefits (in cash, equity or otherwise) due to Executive through the date hereof, except for Executive’s outstanding equity awards as set forth on Exhibit B, which will continue to be governed by their applicable terms (including vesting) following the date hereof. Executive acknowledges and agrees that he has not and will not accrue any vacation through the Effective Date. For avoidance of doubt, nothing in this Section 3 is intended to reduce the payments the Company is required to pay Executive as provided under Sections 1 through 2 of this Agreement. For avoidance of doubt, Executive will be entitled to receive all benefit entitlements vested and non-forfeitable as of the Transition Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company and to the extent that Executive continues to have account balances in any such plans after the Transition Date, Executive shall be entitled to receive the value of those account balances to be paid or otherwise distributed in accordance with the terms and conditions of such plans and applicable elections made by Executive with respect thereto.
4.    Release of Claims. Executive hereby fully, forever, irrevocably and unconditionally releases and discharges the Company, its current and former officers, directors, stockholders, corporate affiliates, subsidiaries, insurers, parent companies, successors and assigns, agents and employees (each in their individual and corporate capacities) (hereinafter the “Released Parties”) from any and all claims, charges, complaints, demands, causes of action, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against the Released Parties, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the California Fair Employment and Housing Act, Cal. Gov’t Code § 12900 et seq., the California Family Rights Act, Cal. Gov’t Code § 12945.2 and § 19702.3, the California Equal Pay Law, Cal. Labor Code § 1197.5 et seq., the California Unruh Civil Rights Act, Cal. Civil Code § 51 et seq. and the California Family and Medical Leave Law, Cal. Labor Code §§ 233, 7291.16 and 7291.2, all as amended, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended, and all common law claims including, but not limited to, actions in tort, defamation and breach of contract, including, but not limited to, any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above, and claims for wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, fraud, personal injury, and emotional distress; provided, however, that nothing in Transition Agreement prevents Executive from bringing any claims relating to the validity of this Transition Agreement, or from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding) or from bringing any rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.) that may arise after the date this Transition Agreement is signed. The only exceptions to this release are any claim(s) Executive may have for:
(a)    unemployment benefits pursuant to the terms of applicable law (to the extent available to Executive under applicable law);
(b)    workers’ compensation insurance benefits pursuant to Division 4 of the California Labor Code or a comparable and applicable state law, under the terms of any worker’s compensation insurance policy or fund of the Company (for which Executive represents that he has reported all work-related injuries, if any, that Executive has suffered or sustained during his employment with the Company;

(c)    continued participation in certain of the Company’s group health benefit plans pursuant to the terms and conditions of the federal law known as “COBRA,” if applicable, and/or any applicable state law counterpart to COBRA;
(d)    any benefit entitlements vested as of the Actual Termination Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company;
(e)    indemnification protection under the Company’s Articles of Incorporation or Bylaws, pursuant to contract or applicable law; and
(f)    any claims that, as a matter of applicable law, are not waivable.
5.    Waiver of Unknown Claims. Executive understands and agrees that the claims released in Section 4 above include not only claims presently known to Executive, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Section 4. Executive understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Transition Agreement, but Executive nevertheless waives any claims or rights based on different or additional facts. Executive knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the Civil Code of the State of California, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
6.    Confidential Information and Non-Solicitation. Executive acknowledges and reaffirms his obligation to keep confidential all non-public information concerning the Company that Executive acquired during the course of his employment with the Company, as stated more fully in the Employee Patent, Secrecy and Invention Agreement dated July 6, 2001 (“Confidentiality Agreement”), which remains in full force and effect. Executive affirms his obligation to keep all Company information confidential and not to disclose it to any third party in the future. The Confidentiality Agreement is incorporated herein by this reference, and Executive agrees to continue to be bound by the terms of that Confidentiality Agreement.
7.    Acknowledgments and Right to Revoke. Executive acknowledges that he has been given twenty-one (21) days after receipt of this Transition Agreement to consider this Transition Agreement. By signing this Transition Agreement, Executive acknowledges that he was offered a period of at least twenty-one (21) days to consider the terms of this Transition Agreement but, to the extent not taken, Executive chooses to waive this consideration period. If Executive does not accept this Transition Agreement within that time, it will become null and void. Executive is advised to consult with an attorney prior to executing this Transition Agreement. Executive represents and agrees that he fully understands his right to discuss all aspects of this Transition Agreement with his private attorney, that he has availed himself of this right, that he has carefully read and fully understands all of the provisions of this Transition Agreement, and that he is voluntarily entering into this Transition Agreement. Executive understands and agrees that the waiver of rights contained in this Transition Agreement is only an exchange for the consideration specified herein, and that he would not otherwise be entitled to such consideration. Once Executive has signed the Transition Agreement, Executive can revoke his acceptance within seven (7) days by so notifying InaMarie Johnson, Human Resources, 345 Encinal Street, Santa Cruz, California 95060. Fax number: 831-426-0136. This Transition Agreement will become effective on the eighth day following Executive signing it (the “Effective Date”).
8.    Non-Disparagement. Executive understands and agrees that as of the Transition Period Commencement Date he shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client, customer of the Company or other person or entity regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition. The Company agrees as of the Transition Period Commencement Date to refrain from making any disparaging statements about Executive. Executive understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or director of the Company.
9.    Amendment. This Transition Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties.
10.    Binding Agreement. This Transition Agreement is binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, administrators, agents, successors and assigns.
11.    Waiver of Rights. No delay or omission by the Company in exercising any right under this Transition Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
12.    Severability. If any provision in this Transition Agreement is for any reason held to be unenforceable, it shall not affect the enforceability of the remaining provisions and the remaining provisions shall be enforced to the extent permitted by law.
13.    Nature of Agreement. Executive understands and agrees that this Transition Agreement is not intended, nor should it be construed at any time, to be an admission of liability or wrongdoing on the part of the Company.
14.    Protected Activity Not Prohibited: Executive understands that nothing in this Agreement or the Confidentiality Agreement shall in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Transition Agreement and the Confidentiality Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Transition Agreement or the Confidentiality Agreement, Executive

understands that he is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor is Executive obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the relevant government agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Transition Agreement and the Confidentiality Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. In addition, an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
15.    Voluntary Assent. Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause Executive to sign this Transition Agreement, and that Executive fully understands the meaning and intent of this Transition Agreement. Executive further states and represents that he has carefully read this Transition Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.
16.    Applicable Law. This Transition Agreement shall be interpreted and construed by the laws of the State of California, without regard to conflict of laws provisions.
17.    Attorneys’ Fees. In the event of any dispute concerning this Transition Agreement, the prevailing party will be entitled to recover its attorneys’ fees and costs, in addition to any other relief to which such party may be entitled.
18.    Taxes. All payments made pursuant to this Agreement will be subject to any applicable tax withholdings. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.
19.    Entire Agreement. This Transition Agreement contains and constitutes the entire understanding and agreement between the Parties with respect to Executive’s severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements and commitments in connection therewith. Nothing in this Section, however, shall modify, cancel or supersede Executive’s obligations set forth in Section 6 herein or the documents identified in Section 6.
20.    Arbitration. The Parties agree that any and all disputes arising out of the terms of this Transition Agreement and their interpretation, and any of the matters released, shall be subject to final and binding arbitration before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes in Santa Clara County, California. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. This Section will not prevent either party from seeking preliminary injunctive relief (or any other provisional remedy) under applicable law from any court having jurisdiction over their Parties and the subject matter of their dispute relating to their obligations under this Transition Agreement or under the Confidentiality Agreement before arbitration or while arbitration is pending.

IN WITNESS WHEREOF, the Parties have executed this Transition Agreement on the respective dates set forth below.

Dated: September 6, 2016	By
S. Kenneth Kannappan
Chief Executive Officer

Dated: September 6, 2016	By
Richard R. Pickard, an individual

EXHIBIT A
SUPPLEMENTAL SEPARATION AGREEMENT
This Supplemental Separation Agreement (the “Supplemental Separation Agreement”) is entered into as of _____________________, by and between Plantronics, Inc. (the “Company”) and Richard R. Pickard (“Executive”) (collectively, the “Parties”). Any terms capitalized and not specifically defined herein shall have the meaning ascribed to them under the Transition Agreement, dated September 6, 2016 (the “Transition Agreement”).
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with and services to the Company, including, but not limited to, from the Effective Date of the Transition Agreement through the Effective Date of this Supplemental Separation Agreement.
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
1.    Consideration. The Company agrees to pay Executive, less applicable withholding, the payments described in Section 2 of the Transition Agreement, pursuant to the terms and conditions thereof.
2.    Acknowledgments and Agreements.
a.    Executive acknowledges and represents that the Company will have paid all salary, wages, bonuses, commissions and any and all other benefits due to Executive as of the Effective Date of this Supplemental Separation Agreement. Executive further acknowledges that he has not and will not accrue any vacation as of the Effective Date of this Supplemental Separation Agreement. For avoidance of doubt, Executive will be entitled to receive all benefit entitlements vested and non-forfeitable as of the Transition Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company and to the extent that Executive continues to have account balances in any such plans after the Transition Date, Executive shall be entitled to receive the value of those account balances to be paid or otherwise distributed in accordance with the terms and conditions of such plans and applicable elections made by Executive with respect thereto.
b.    Each of Executive’s equity awards shall continue to be governed by the terms and conditions of the applicable Company equity plan under which the award was granted and applicable equity award agreement, as amended by the Transition Agreement (each an “Equity Award Document”, and together, the “Equity Award Documents.”)
3.    Release of Claims. Executive agrees that the consideration described in Section 1 hereof represents consideration for both (A) Executive’s acknowledgements and agreements under Section 2 and (B) a release and waiver of any and all claims against the Company and any of the Releasees relating to his employment with the Company, including, but not limited to, from the Effective Date of the Transition Agreement through the Effective Date of this Supplemental

Separation Agreement, as well as any claims under any local ordinance or state or federal employment law, including laws prohibiting discrimination in employment on the basis of race, sex, age (in particular, any claim under the Age Discrimination in Employment Act), disability, national origin, or religion, as well as any claims for wrongful discharge, breach of contract, attorneys’ fees, costs, or any claims of amounts due for fees, commissions, stock options, expenses, salary, bonuses, profit sharing or fringe benefits. Executive further acknowledges and agrees that the terms of Sections 4 and 5 of the Transition Agreement shall also apply to this Supplemental Separation Agreement and are hereby incorporated and extended through the Effective Date of this Supplemental Separation Agreement.
4.    Confidential Information and Non-Solicitation. Executive acknowledges and reaffirms his obligation to keep confidential all non-public information concerning the Company that Executive acquired during the course of his employment with the Company, as stated more fully in the Confidentiality Agreement Executive signed at the beginning of his employment, which remains in full force and effect. Executive affirms his obligation to keep all Company information confidential and not to disclose it to any third party in the future. The Confidentiality Agreement is incorporated herein by this reference, and Executive agrees to continue to be bound by the terms of the Confidentiality Agreement.
5.    Return of Company Property. As part of Executive’s existing and continuing obligation to the Company, Executive agrees that as of the Actual Termination Date, Executive will return to the Company, all Company information, including files, records, computer access codes and instruction manuals, as well as any Company assets or equipment that Executive has in his possession or under his control. Executive further agrees not to keep any copies of Company information. Executive confirms that as of the Actual Termination Date he will return to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, Company vehicles and any other Company-owned property in Executive’s possession or control and will leave intact all electronic Company documents, including, but not limited to, those that Executive developed or helped to develop during his employment. Executive further confirms that he has canceled all accounts for his benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. Notwithstanding the foregoing and on the Actual Termination Date, the ownership of Executive’s Company issued laptop computer will be deemed to have transferred from the Company to Executive, provided that (1) Executive shall promptly make the laptop computer available to the Company so that the Company may make a copy of any Company-related materials housed on such laptop, and (2) promptly following the Actual Termination Date, Executive agrees to promptly make the laptop computer available to the Company for the purpose of scrubbing any confidential Company information from such laptop computer. The fair value the laptop computer will be taxable compensation that the Company will report on Executive’s W-2 and any tax withholding will be taken and subtracted from any payments due to Executive under Section 2 of the Transition Agreement. For purposes of clarification, the iPhone 6 plus used by Executive as of the Effective Date of the Transition Agreement remains Executive’s personal property.
6.    Acknowledgments and Right to Revoke. Executive acknowledges that he has been given twenty-one (21) days after receipt of this Supplemental Separation Agreement to consider this Supplemental Separation Agreement and the date of receipt for purposes of the Supplemental Separation Agreement will be the Transition Date. By signing this Supplemental Separation Agreement, Executive acknowledges that he was offered a period of at least twenty-one (21) days to consider the terms of this Supplemental Separation Agreement but, to the extent not taken, Executive chooses to waive this consideration period. If Executive does not accept this Supplemental Separation Agreement within that time, it will become null and void. Executive is advised to consult with an attorney prior to executing this Supplemental Separation Agreement. Executive represents and agrees that he fully understands his right to discuss all aspects of this Supplemental Separation Agreement with his private attorney, that he has availed herself of this right, that he has carefully read and fully understands all of the provisions of this Supplemental Separation Agreement, and that he is voluntarily entering into this Supplemental Separation Agreement. Executive understands and agrees that the waiver of rights contained in this Supplemental Separation Agreement is only an exchange for the consideration specified herein, and that he would not otherwise be entitled to such consideration. Once Executive has signed the Supplemental Separation Agreement, Executive can revoke his acceptance within seven (7) days by so notifying InaMarie Johnson, Human Resources, 345 Encinal Street, Santa Cruz, California 95060. Fax number: 831-426-0136. This Supplemental Separation Agreement will become effective on the eighth day following Executive signing it (the “Effective Date”).
7.    Entire Agreement. This Supplemental Separation Agreement, the Equity Award Documents, the Transition Agreement and the Confidentiality Agreement, constitute the entire agreement and understanding between the Parties concerning the subject matter of this Supplemental Separation Agreement and all prior and contemporaneous representations, understandings, and agreements concerning the subject matter of this Supplemental Separation Agreement (other than the Confidentiality Agreement) have been superseded by the terms of this Supplemental Separation Agreement.

IN WITNESS WHEREOF, the Parties have executed this Supplemental Separation Agreement on the respective dates set forth below.

Dated: _______________    By
             [NAME]
[TITLE]

         Richard R. Pickard, an individual

Dated: _____________    By

PLANTRONICS INC						PERSONNEL VESTING SUMMARY
						AS OF 09/06/2016
						Market Value: $0.0
						Report Type: Awards
						Dividends : Yes
						Dividend Details : No
						Status : Active
						Participant ID is 2411

ID	Type	Grant Number	Grant Date	Plan	Shares	Price	Total Vested	Total Unvested	Vest Date 1	Shares Vesting 1	Vest Date 2	Shares Vesting 2	Vest Date 3	Shares Vesting 3	Vest Date 4	Shares Vesting 4
2411	RSA	8,564	10/19/2005	2003	4,000	$0.01	4,000	—	11/10/2006	800	11/10/2007	800	11/10/2008	800	11/10/2009	800
		20,178	10/26/2007	2003	2,000	$0.01	2,000	—	11/10/2008	500	11/10/2009	500	11/10/2010	500	11/10/2011	500
		24,542	10/27/2008	2003	2,000	$0.01	2,000	—	11/10/2009	500	11/10/2010	500	11/10/2011	500	11/10/2012	500
		27,728	5/7/2010	2003	1,000	$—	1,000	—	5/10/2011	250	5/10/2012	250	5/10/2013	250	5/10/2014	250
		29,732	11/5/2010	2003	7,000	$—	7,000	—	11/10/2011	1,750	11/10/2012	1,750	11/10/2013	1,750	11/10/2014	1,750
		30,790	5/6/2011	2003	5,000	$—	5,000	—	5/6/2012	1,250	5/6/2013	1,250	5/6/2014	1,250	5/6/2015	1,250
		31,809	5/4/2012	2003	4,000	$—	4,000	—	5/4/2013	1,000	5/4/2014	1,000	5/4/2015	1,000	5/4/2016	1,000
		33,339	5/31/2013	2003	5,000	$—	5,000	—	5/31/2014	1,667	5/31/2015	1,667	5/31/2016	1,666
		34,148	5/2/2014	2003	5,500	$—	3,667	1,833	5/31/2015	1,834	5/10/2016	1,833	5/10/2017	1,833
		35,407	4/29/2015	2003	5,500	$—	1,834	3,666	5/10/2016	1,834	5/10/2017	1,833	5/10/2018	1,833
		36,738	5/6/2016	2003	3,000	$—	—	3,000	5/10/2017	1,000	5/10/2018	1,000	5/10/2019	1,000

			TOTALS				35,501	8,499